Our File No. 2003513-2035130163
June 24, 2004


Via Facsimile

California Water Service Group
1720 North First Street
San Jose, CA  95112

Public Offering of Common Stock by California Water Service Group

Ladies and Gentlemen:


We have acted as counsel for California Water Service Group, a Delaware corporation (the "Company"), in connection with the issuance and sale of 1,250,000 shares of common stock of the Company (the "Shares") in a public offering pursuant to a shelf Registration Statement on Form S-3 (Registration No. 333-103721) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on March 11, 2003 and declared effective by the Commission on July 11, 2003; and pursuant to the Prospectus Supplement dated June 24, 2004 (the "Prospectus Supplement") filed with the Commission relating to the issuance and sale of the Shares; and pursuant to the Underwriting Agreement dated August 4, 2003 and the Terms Agreement dated June 24, 2004 (the "Underwriting Agreement") between the Company and A.G. Edwards & Sons, Inc. acting on behalf of themselves and as the representatives of the several underwriters named in such Underwriting Agreement.


As counsel to the Company, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary or advisable for purposes of this opinion. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

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California Water Service Group
June 24, 2004
Page 2


In rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of such documents and instruments as we have deemed appropriate, including the following documents and instruments:


A. The Certificate of Incorporation of the Company, certified by the Delaware Secretary of State on June 15, 2004.

B. The Certificate of Good Standing of the Company, issued by the Delaware Secretary of State on June 15, 2004.

C. The By-Laws of the Company, certified by the Secretary of the Company on June 24, 2004.

D. Records of proceedings and actions of the Board of Directors of the Company on February 26, 2003 and May 26, 2004 and of the Finance Committee of the Board of Directors of the Company on June 23, 2004 (the "Resolutions").



We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document.

This opinion is limited solely to the General Corporation Law of the State of Delaware as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.


Subject to the foregoing, it is our opinion that the Shares have been duly authorized by the Company's Board of Directors and the Finance Committee thereof, and, upon issuance of the Shares in accordance with the Resolutions and for the consideration recited therein, will be validly issued, fully paid and nonassessable.



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California Water Service Group
June 24, 2004
Page 3


We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by you and incorporated into the Registration Statement, and to the reference to this firm under the heading "Legal Matters" in the Prospectus Supplement. In rendering this opinion and giving this consent, we do not admit that we are an "expert" within the meaning of Section 7 of the Securities Act and the Rules of the Commission thereunder.


Very truly yours,


/s/ Bingham McCutchen LLP
-------------------------
BINGHAM McCUTCHEN LLP

cc:    Richard D. Nye
       Vice President, Chief Financial Officer
       and Treasurer
       California Water Service Group